SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

The Walt Disney Company

(Name of Registrant as Specified in Its Charter)

Trian Fund Management, L.P.

Trian Fund Management GP, LLC

Nelson Peltz

Peter W. May

Matthew Peltz

Josh Frank

James A. Rasulo

Trian Partners, L.P.

Trian Partners Parallel Fund I, L.P.

Trian Partners Master Fund, L.P.

Trian Partners Co-Investment Opportunities Fund, Ltd.

Trian Partners Fund (Sub)-G, L.P.

Trian Partners Strategic Investment Fund-N, L.P.

Trian Partners Strategic Fund-G II, L.P.

Trian Partners Strategic Fund-K, L.P.

Isaac Perlmutter

The Laura & Isaac Perlmutter Foundation Inc.

Object Trading Corp.

Isaac Perlmutter T.A.

Zib Inc.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

From time to time, Trian Fund Management, L.P., in connection with its solicitation of proxies for the 2024 annual meeting of shareholders of The Walt Disney Company (the “Company”), may:

•	publish the post filed herewith as Exhibit 1 (the “Social Media Post”) to its X (formerly known as Twitter), LinkedIn, Facebook, Instagram, Reddit and YouTube pages (the “Social Media Pages”) or various other social media channels or to its website, www.RestoretheMagic.com (the “Website”), or may otherwise disseminate the Social Media Post to the Company’s shareholders;

•	disseminate the advertisement filed herewith as Exhibit 2 (the “Advertisement”), or portions thereof, to the Website or to the Social Media Pages or various other social media channels, or may otherwise disseminate the Advertisement to the Company’s shareholders; and

•	share the article filed herewith as Exhibit 3 (the “Article”), or portions thereof, to the Website or to the Social Media Pages or various other social media channels, or may otherwise disseminate the Article to the Company’s shareholders.

Exhibit 1

Restore The Magic
81 followers
48m •

Joseph Terranova on CNBC: "I would rather buy [$DIS] stock at $150 with some synergy and cooperation between Mr. [Nelson] Peltz and Disney's board and Bob Iger than to buy the stock here at $112 with the Disney board and Bob Iger saying 'thanks, but no thanks'."

RESTORE THE MAGIC
"What Nelson Peltz says makes sense. Disney already has a partner with A&E. Why not a partner for its other television channels?"
Joseph Terranova
Sr. Managing Director, Virtus Investment Partners, on CNBC's Halftime Report, 3/13/24
Click here for more important information

Terranova on CNBC: 'What Nelson Peltz Says Makes Sense' | Trian
restorethemagic.com • 1 min read

Exhibit 2

DISNEY:
TOP EXECS' GAIN, SHAREHOLDERS' PAIN.

WHILE **TOP EXECUTIVES HAVE BEEN PAID OVER $1 BILLION** SINCE 2013

$1B

EXECUTIVE
COMPENSATION

DISNEY'S TOTAL SHAREHOLDER RETURN HAS **UNDERPERFORMED THE MARKET BY -170%**

DISNEY
STOCK
VS.
MARKET

-170%

Source: SEC filings, FactSet. Note: "Top Executives" compensation data represents the cumulative value of Disney's named executive officers reported compensation in its annual proxy statements between FY 2013 and FY 2023. Total Shareholder Return represents Disney's relative performance vs. the Market measured from Disney's FY 2013 ended 09/28/13 through 09/30/23. "Market" represents the S&P 500.

VOTE FOR CHANGE NOW.

ELECT NELSON PELTZ AND JAY RASULO TO RESTORE THE MAGIC

Withhold on Michael B.G. Froman, Maria Elena Lagomasino, and all three Blackwells Nominees

For more information, visit our website: **RestoreTheMagic.com**

Banks and Brokerage Firms, Please Call: **(212) 297–0720**

Shareholders and All Others Call Toll-Free: **(877) 629–6357**

RESTORE THE MAGIC | TRIAN PARTNERS

Exhibit 3

Disney’s CEO still has time to be a hero

Reuters Breakingviews

By Lauren Silva Laughlin and Jennifer Saba

20 February 2024

Leading role. A good corporate board ought to make the company’s chief executive feel a little uncomfortable. For that reason, investors in Walt Disney would be smart to vote activist Nelson Peltz onto the $200 billion entertainment firm’s board when they get the chance on April 3. And if Peltz loses, as looks increasingly likely, Disney boss Bob Iger could do worse than invite him onto the board anyway.

The home of Mickey Mouse and the Avengers has fought a bitter battle in recent months to discredit Peltz, a professional cage-rattler who argues Disney has needlessly underperformed under the long-serving Iger. This week, Glass Lewis took the company’s side. Sure, Disney has stumbled, says the influential proxy adviser. But since Peltz doesn’t have any better ideas, why should he have a board seat? That is, in part, Disney’s argument, too. Last week it argued that Peltz doesn’t have media experience or the skills the company needs.

Step back, and what’s at stake is something bigger: The question of what a board is for. It’s not to run the company. Instead, it’s to keep tabs on management, to make sure they come up with a good strategy, and execute it. On that score, Disney’s board has failed. Iger has had decades to invigorate the media titan. The fact that directors brought him back from retirement in 2022 shows they dropped the ball on their other job: getting a solid succession plan together. Shareholders ought to want nominees who will deliver home truths, about the executives and the other board members if needed.

Disney understands this, a bit. It is proposing James Gorman, former CEO of Morgan Stanley, as a new director, and he is not likely to be a pushover. And even as the company dismisses Peltz as a media lightweight, it supports other members without media-industry expertise, like General Motors boss Mary Barra. That suggests the real objection is to Peltz’s methods more than his resumé.

But in fighting the irascible Trian boss, the Mouse House is missing a trick. The best-run companies embrace discomfort. Activists have been poking around Disney for years, and while the company continues to rebuff its critics, the gadflies will keep circling. Iger by now will no doubt realize that. Better to have Peltz yelling in the boardroom at his fellow directors than shouting in public at anyone who’ll listen.

Disney has underperformed the S&P 500 over five years

Walt Disney
S&P 500
100%
80
60
40
20
0
−20
−40
2020
2021
2022
2023
2024

Five-year total shareholder return, rebased to 0

Source: LSEG | L. Silva Laughlin | Breakingviews | March 20, 2024

Context News

Walt Disney shareholders will vote for the company’s board of directors at its annual meeting on April 3. Their options include 12 directors nominated by the company, and two sets of alternative directors proposed by shareholders Trian Fund Management and Blackwells Capital.

Glass Lewis, the shareholder advisory service, recommended on March 18 that Disney investors vote for the company’s selection. It cited Disney’s recent efforts to boost its share price including a $7.5 billion cost-cutting initiative, adding that it is “too early to suggest there exists adequate cause for investors to support alternative solicitations.”

Trian said in a statement that it believes "Disney needs new independent directors who have a shareholder mindset, deep and relevant experience and a sense of urgency.”